Exhibit 99 (r)(1)

Compliance Manual – Appendix F.1

PALMER SQUARE CAPITAL BDC INC.

Code of Ethics

1. BACKGROUND

Rule 17j-1 (the “Rule”) under the Investment Company Act of 1940 (the “Investment Company Act”) requires Palmer Square Capital BDC Inc. (the “Company”), as an investment company which has elected to be regulated as business development company (“BDC”) under the Investment Company Act, to adopt a written Code of Ethics. The Rule also requires the investment adviser (the “Investment Advisor”) to the Company to adopt a written Code of Ethics and to report to the Board of Directors of the Company (the “Board”) any material compliance violations. The Board may only approve a Code of Ethics after it has made a determination that the Code of Ethics contains provisions designed to prevent “access persons” (summarized below and further defined in Exhibit 1) from engaging in fraud. Certain key “investment personnel” (summarized below and defined in Exhibit 1) of the Investment Advisor are subject to further pre-clearance procedures with respect to their investment in securities offered through an initial public offering (an “IPO”) or private placement (a “Limited Offering”). In addition, all Access Persons (as defined below) are subject to pre-clearance procedures in connection with purchases and sales of securities of the Company.

2. KEY DEFINITIONS

For other definitions, see Exhibit 1

The term “Access Person” is defined to include: (i) any director, officer, general partner or key investment personnel of the Company or of the Investment Advisor; and (ii) any supervised person of the Investment Advisor who has access to nonpublic information regarding the portfolio holdings of the Company, or who is involved in making securities recommendations for the Company. The Compliance Officer (defined below) will notify an employee if that person fits the above definition and maintain a list of all Access Persons (see Exhibit 2)

The term “Investment Personnel” is defined to include (i) any employee of the Company or of the Investment Advisor who regular participates in making recommendations regarding the purchase or sale of securities of the Company; and (ii) any natural person who controls the Company or the Investment Advisor who obtains information concerning recommendations made to the Company regarding the purchase or sale of securities by the Company. The Compliance Officer (defined below) will notify an employee if that person fits the above definition and maintain a list of all Investment Personnel, (see Exhibit 2). Investment Personnel are also Access Persons.

3. GENERAL PROHIBITIONS UNDER THE RULE

The Rule prohibits fraudulent activities by affiliated persons of Company and the Investment Advisor. Specifically, it is unlawful for any of these persons to:

(a)	employ any device, scheme or artifice to defraud the Company;

(b)	make any untrue statement of a material fact to the Company or omit to state a material fact necessary in order to make the statements made to the Company, in light of the circumstances under which they are made, not misleading;

(c)	to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Company; or

(d)	to engage in any manipulative practice with respect to the Company.

4. COMPLIANCE OFFICERS

In order to meet the requirements of the Rule, the Code of Ethics includes a procedure for detecting and preventing material trading abuses and requires all Access Persons to report personal securities transactions on an initial, quarterly and annual basis (the “Reports”). The Company’s Chief Compliance Officer or designee will receive and review Reports delivered to her or him in accordance with Section 5 below. In turn, the officers of the Company will report to the Board any material violations of the Code of Ethics in accordance with Section 7 below.

5. ACCESS PERSON REPORTS

All Access Persons are required to submit the following reports to the Company’s Chief Compliance Officer or designee for themselves and any immediate family member residing at the same address. In lieu of providing the Reports, an Access Person may submit brokerage statements or transaction confirmations that contain duplicate information. The Access Person should arrange to have brokerage statements and transaction confirmations sent directly to the Company’s Chief Compliance Officer or designee (see Exhibit 3 for the form of an Authorization Letter):

(a)	Initial Holdings Report. Within ten days of becoming an Access Person (and the information must be current as of no more than 45 days prior to becoming an Access Person), each Access Person must report the following information:

(1)	The title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(2)	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

(3)	The date the report is submitted by the Access Person.

A form of the Initial Holdings Report is attached as Exhibit 4.

(b)	Quarterly Transaction Reports. Within thirty days of the end of each calendar quarter, each Access Person must report the following information

(1)	With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

(i)	The date of the transaction, the title, and, as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and the principal amount of each Covered Security involved;

(ii)	The nature of the transaction (i.e., purchase, sale);

(iii)	The price of the Covered Security at which the transaction was effected;

(iv)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(v)	The date that the report is submitted by the Access Person.

(2)	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(i)	The name of the broker, dealer or bank with whom the Access Person established the account;

(ii)	The date the account was established; and

(iii)	The date that the report is submitted by the Access Person.

A form of the Quarterly Transaction Report is attached as Exhibit 5.

(c)	Annual Holdings Reports. Each year, the Access Person must report the following information (and the information must be current as of no more than 45 days prior to the date of the report):

(1)	The date of the transaction, the title, and, as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and the principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

(2)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person; and

(3)	The date the report is submitted by the Access Person.

A form of the Annual Holdings Report is attached as Exhibit 4.

6. EXCEPTIONS TO REPORTING REQUIREMENTS

(a)	Independent Director. A director of the Company who is not an ‘interested person” of the Company within the meaning of Section 2(a)(19) of the Investment Company Act (an “Independent Director”) is not required to:

(1)	file an Initial Holdings Report or Annual Holdings Report; and

(2)	file a Quarterly Transaction Report, unless the Independent Director knew, or, in the ordinary course of fulfilling his or her official duties as a director, should have known that during a 15 day period immediately before or after his or her transaction in a Covered Security, that the Company purchased or sold the Covered Security, or the Company or the Investment Advisor considered purchasing or selling the Covered Security.

(b)	No person shall be required to make any Reports under Section 5 with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.

7. ADMINISTRATION OF THE CODE OF ETHICS--REPORTING VIOLATIONS AND CERTIFYING COMPLIANCE

(a)	The Investment Advisor must use reasonable diligence and institute policies and procedures reasonably necessary to prevent its Access Persons from violating this Code of Ethics;

(b)	The Company’s Chief Compliance Officer or designee shall circulate the Code of Ethics and receive an acknowledgement from each Access Person that the Code of Ethics has been read and understood;

(c)	The Company’s Compliance Officer or designee shall compare all Reports with completed and contemplated portfolio transactions of the Company to determine whether a possible violation of the Code of Ethics and/or other applicable trading policies and procedures may have occurred.

No Access Person shall review his or her own Report(s). The Company’s Chief Compliance Officer shall appoint an alternate to review his or her own Reports if she or he is also an Access Person.

(d)	On an annual basis, the Company’s Compliance Officer shall prepare a written report describing any issues arising under the Code of Ethics or procedures, including information about any material violations of the Code of Ethics or its underlying procedures and any sanctions imposed due to such violations and submit the information to the Company’s Chief Compliance Officer for review by the Board; and

(e)	On an annual basis, the Investment Advisor shall certify to the Board of Directors that it has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics.

8. COMPLIANCE WITH OTHER SECURITIES LAWS

This Code of Ethics is not intended to cover all possible areas of potential liability under the Investment Company Act or under the federal securities laws in general. For example, the provisions of Section 57 of the Investment Company Act prohibit various transactions between a BDC and its affiliated persons, including the knowing sale or purchase of property to or from a BDC on a principal basis, and joint transactions (i.e., combining to achieve a substantial position in a security or commingling of funds) between a BDC and an affiliated person. Access Persons covered by this Code of Ethics are advised to seek advice before engaging in any transactions involving securities held or under consideration for purchase or sale by the Company or if a transaction directly or indirectly involves themselves and the Company (other than the purchase or disposition of shares of the Company or the performance of their normal business duties).

In addition, the Securities Exchange Act of 1934 may impose fiduciary obligations and trading restrictions on Access Persons and others in certain situations. It is expected that Access Persons will be sensitive to these areas of potential conflict, even though this Code of Ethics does not address specifically these other areas of fiduciary responsibility.

9. PROHIBITED TRADING PRACTICES

(a)	No Access Person may purchase or sell directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership if such action would violate any provision of section 3 or this Code of Ethics and such security to his or her actual knowledge at the time of such purchase or sale:

(i)	is being considered for purchase or sale by the Company;

(ii)	is in the process of being purchased or sold by the Company.

(b)	Investment Personnel of the Company or the Investment Advisor must obtain approval from the Company or the Investment Advisor before directly or indirectly acquiring beneficial ownership in any securities in an IPO or Limited Offering.

(c)	No Access Person may trade ahead of the Company -- a practice known as “front running.”

(d)	Insider Trading in Company Securities

(i)	Clearance of Transactions. The Company requires that all purchases and sales of Company securities by Access Persons (and their respective immediate family members) be cleared by the Company’s Chief Compliance Officer or designee prior to placing any order related to such transactions.

(ii)	Window Period. After receiving clearance from the Chief Compliance Officer of the Company or designee, Access Persons may purchase or sell Shares only during a designated “window period.” Significantly, however, even during a “window period,” Access Persons may not engage in transactions involving Shares if such person is in possession of material, nonpublic information on the trade date.

(iii)	Blackout Periods.

(1)	Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for such Company’s securities. Therefore, you can anticipate that, to avoid even the appearance of trading while in possession of material, non-public information, Access Persons will not be pre-cleared to trade in Company securities during the period beginning one week prior to the end of each fiscal quarter and ending after the second full business day following the public release of the relevant Company’s earnings results for that quarter.

(2)	Event-specific Blackout Periods. From time to time, an event may occur that is material to the Company or the market for its securities and is known by only a few Access Persons. So long as the event remains material and non-public, no Access Persons may trade in the relevant Company’s securities. This restriction applies regardless of whether such persons have actual knowledge of the material event in question. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in Company securities during an event-specific blackout, the relevant Company’s Chief Compliance Officer or designee will inform the requestor of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Chief Compliance Officer or designee to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while in possession of material, non-public information regarding the Company or the market for its securities.

(3)	Hardship Exceptions. A person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Company securities in order to generate cash may, in appropriate circumstances, be permitted to sell such securities even during the quarterly blackout period. Hardship exceptions may be granted only by the Company’s Chief Compliance Officer or designee and must be requested at least two business days in advance of the proposed trade. A hardship exception may be granted only if the Chief Compliance Officer or designee concludes that the Company’s earnings information for the applicable quarter does not constitute material, non-public information. Under no circumstance will a hardship exception be granted during an event-specific blackout period.

(iv)	Avoidance of Speculative Transactions. Certain types of transactions as well as the timing of trading may raise an inference of the improper use of inside information. In order to avoid even the appearance of impropriety, the Company discourages trades by Access Persons that are of a short-term, speculative nature rather than for investment purposes.

(v)	Limited Disclosure. Access Persons who have access to material information regarding the Company or its operations should exercise the utmost caution in preserving the confidentiality of that information. If anyone becomes aware of a leak of material information, whether inadvertent or otherwise, such person should report such leak immediately to the Chief Compliance Officer or designee. Any insider who “leaks” inside information to a “tippee” may be equally liable with the tippee to third parties for any profit of the tippee. Of course, it will be necessary from time to time, for legitimate business reasons, to disclose material information to persons outside of the Company. Such persons might include commercial bankers, investment bankers or other companies with whom the Company may be pursuing a joint project. In such situations, material nonpublic information should not be conveyed until an express understanding, typically in the form of the Company’s standard nondisclosure agreement (“NDA”) has been reached that such information may not be used for trading purposes and may not be further disclosed other than for legitimate business reasons. Please contact the Chief Compliance Officer before disclosing any material non-public information regarding the Corporation to a third party or entering into an NDA.

(vi)	Rule 10b5-1 Trading Plans. Rule 10b5-1 under the Securities Exchange Act of 1934 provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in the Company’s Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, transactions in the Company’s Securities may occur even when the person who has entered into the plan is aware of material non-public information about the Company and/or its Securities (collectively, “MNPI”).

To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Company’s Chief Compliance Officer and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of MNPI. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade; any amendment to or replacement of trading plan must occur only during periods when trading is permitted in accordance with this Policy. See “Blackout Period” above.

The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 plan or two business days following the disclosure of the Company’s financial results in periodic report file with the Securities and Exchange Commission for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 plan. A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plan during any 12-month period (subject to certain exceptions). Directors and officers must include a representation in their Rule 10b5-1 plan certifying that: (i) they are not aware of any MNPI; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.

Any Rule 10b5-1 Plan must be submitted for approval five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

(vii) Additional Prohibited Transactions.

The Company and the Adviser considers it improper and inappropriate for any person covered by this Policy to engage in short-term or speculative transactions in the Company’s Securities or certain derivatives thereof. Accordingly, the following additional policies also apply with respect to the trading activities of persons covered by this Policy:

Short-Term Trading. Short-term trading of the Company’s Securities may be distracting to the person and may unduly focus such person on the Company’s short-term performance instead of the Company’s long-term business objectives. For these reasons, any Covered Person who purchases the Company’s Securities may not sell any Securities of the same class for the Company during the six months following such purchase. In addition, Section 16(b) of the Securities Exchange Act of 1934 imposes short-swing profit restrictions on the purchase or sale of the Company’s equity securities by the Company’s officers and directors and certain other persons. Restrictions pursuant to Section 16(b) apply to transactions on a matched basis, regardless of the results of trading of actual security positions.

Short Sales. Short sales of the Company’s Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the Securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s Securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934 prohibits the Company’s officers and directors, and certain other persons, from engaging in short sales of the Company’s Securities.

Publicly Traded Options. A transaction in options, puts, calls or other derivative securities concerning the Company’s Securities is, in effect, a bet on the short-term movement of the Company’s Securities and therefore may create the appearance that a person is trading based on MNPI concerning the Company or the market for its Securities. Transactions of this sort also may unduly focus such person on the Company’s short-term performance instead of the Company’s long-term business objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, relating to the Company’s Securities are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds. Such transactions may permit a Covered Person to continue to own the Company’s Securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other shareholders. Therefore, Covered Persons are prohibited from engaging in any such transactions.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, Securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of MNPI or otherwise is not permitted to trade in the Company’s Securities, Covered Persons are prohibited from holding the Company’s Securities in a margin account as collateral for a margin loan or otherwise pledging the Company’s Securities as collateral for a loan. An exception to this prohibition may be granted where a Covered Person wishes to pledge the Company’s Securities in a margin account or as collateral for a loan and clearly demonstrates the financial capacity to repay the loan without resort to the pledged Securities. Any Covered Person who wishes to pledge the Company’s Securities in a margin account or as collateral for a loan must submit a request for approval to the Company’s Chief Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge. (Pledges of the Company’s Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Covered Person is in possession of MNPI. The Company and the Adviser therefore discourage placing standing or limit orders on the Company’s Securities.

10. SANCTIONS

Any material violation of this Code of Ethics by any person subject to it may result in sanctions being assessed against such person, including but not limited to: (1) a restriction on all personal trading; (2) a written reprimand in the employment file; (3) a suspension from employment; and/or (4) termination from employment.

The Board may also impose sanctions as it deems appropriate against the Investment Advisor for failure to adequately supervise its Access Persons.

ACKNOWLEDGED AND AGREED:

I have read, and I understand the terms of, this Code of Ethics.

By: _____________________________________________
Name:___________________________________________
Title:____________________________________________
Company Organization:______________________________
Date:____________________________________________

Exhibit 1

Definitions

Access Person. (i) any director, officer, general partner or Advisory Person of the Company or of the Company’s investment adviser; and (ii) any supervised person of an investment adviser to the Company who has access to nonpublic information regarding the portfolio holdings of the Company or who is involved in making securities recommendations for the Company.

Advisory Person. (i) any employee of the Company or of the Company’s investment adviser (or of any company in a control relationship to the Company or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Company, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and (ii) any natural person in a control relationship to the Company or an investment adviser who obtains information concerning recommendations made to the Company with regard to the purchase or sale of Covered Securities by the Company.

Control. The power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

Covered Security. Includes any Security (see below) but does not include (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; and (iv) shares issued by open-end or closed-end investment companies other than Reportable Funds.

Immediate Family Member. Includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, father in law, mother in law, son-in-law, daughter-in-law, sister-in-law, brother-in-law (including adoptive relationship).

Initial Public Offering (IPO). An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Personnel. (i)    any employee of the Company or investment adviser (or of any company in a control relationship to the Company or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of security by the Company; and (ii) any natural person who controls the Company or investment adviser and who obtains information concerning recommendations made to the Company regarding the purchase or sale of securities by the Company.

Limited Offering. An offering that is exempt from registration under the Securities Act of 1933 (the “Securities Act”) pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504 or Rule 506 under the Securities Act.

Purchase or Sale of a Covered Security. Includes, among other things, the writing of an option to purchase or sell a Covered Security.

Security. Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Exhibit 2

List of Access Persons and Investment Personnel

Exhibit 3

Form of Authorization Letter

Date

Name of Broker

Address

Re:             Brokerage Statements of [name of employee]

Ladies and Gentlemen:

The above referenced person is an employee of [name of Company Organization]. Federal securities laws require that we monitor the personal securities transactions of certain key personnel. By this Authorization Letter, and the acknowledgement of the employee below, please forward duplicate copies of the employee’s brokerage statements and transaction confirmations to:

[Compliance Officer]

[Company Organization]

[Address]

Should you have any questions, please contact the undersigned at [number].

Very truly yours,

AUTHORIZATION:

I hereby authorize you to release duplicate brokerage statements and transaction confirmations to my employer.

Signature:_____________________________________________
Name:________________________________________________
SSN: ________________________________________________
Account Number:_______________________________________

Exhibit 4

Initial Holdings Report & Annual Holdings Report

(Complete Initial within ten days of becoming an Access Person)

(Information to be current with 45 days of date of Report)

Date: ______________________________

Note: In lieu of this Report, you may submit duplicate copies of your brokerage statements

1. HOLDINGS

Name and Type of Covered Security or Reportable Fund	Ticker Symbol or CUSIP	Number of Shares or Principal Amount

2. BROKERAGE ACCOUNTS

Name of Institution and Account Holders’ Name (i.e., you, spouse, child)	Account Number	Have you requested duplicate statements?

Reviewed:_________________________________________

(Compliance Officer signature)

Date:_____________________________________________

Exhibit 5

Quarterly Transaction Report

(Complete within thirty days of the quarter-end)

Date: ______________________________

Note: In lieu of this Report, you may submit duplicate copies of your brokerage statements or have an electronic brokerage information feed set up in a designated Code of Ethics platform.

1. TRANSACTIONS

Name of Covered Security or Reportable Fund	Ticker Symbol or CUSIP	Broker	Number of Shares or Interest Rate, Maturity Date & Principal Amount	Nature of Transaction (i.e., buy, sale)	Purchase Price	Date of Transaction

2. BROKERAGE ACCOUNTS OPENED DURING QUARTER

Name of Institution and Account Holders’ Name (i.e., you, spouse, child)	Account Number	Have you requested duplicate statements?

Reviewed: ________________________________________________

(Compliance Officer signature)

Date: ____________________________________________________

PALMER SQUARE CAPITAL BDC INC.

Undertaking Regarding Code of Ethics

1. BACKGROUND

Rule 17j-l (the “Rule”) under the Investment Company Act of 1940 (the “Investment Company Act”) requires Palmer Square Capital BDC Inc. (the “Company”), as an investment company which has elected to be regulated as a business development company (“BDC”) under the 1940 Act, to adopt a written Code of Ethics. The Rule also requires investment advisers to the Company to adopt a written Code of’ Ethics and to report to the Board of Directors of the Company (the “Board”) any material compliance violations. The Board may only approve a Code of Ethics after it has made a determination that the Code of Ethics contains provisions designed to prevent “access persons” (as the term is explained below) from engaging in fraud. Certain key “investment personnel” (as the term is explained below) of the Company’s investment adviser are subject to further pre-clearance procedures with respect to their investment in securities offered through an initial public offering (an “IPO”) or private placements (a “Limited Offerings”).

2. KEY DEFINITIONS

The term “Access Person” is defined to include: (i) any director, officer, general partner or key investment personnel of the Company or the investment adviser to the Company; and (ii) any supervised person of the investment adviser to the Company who has access to nonpublic information regarding the portfolio holdings of the Company or who is involved in making securities recommendations for the Company. The Compliance Officer (defined below) will notify an employee if that person fits the above definition and maintain a list of all Access Persons (see Exhibit 2)

The term “Investment Personnel” is defined to include (i) any employee of the Company or the investment adviser to the Company who regular participates in making recommendations regarding the purchase or sale of securities of the Company; and (ii) any natural person who controls the Company or the investment adviser to the Company who obtains information concerning recommendations made to the Company regarding the purchase or sale of securities by the Company. The Compliance Officer (defined below) will notify an employee if that person fits the above definition and maintain a list of all Investment Personnel, (see Exhibit 2). Investment Personnel are also Access Persons.

3. PROCEDURES IN PLACE

In order to meet the requirements of the Rule, a Code of Ethics should provide a procedure for detecting and preventing material trading abuses and, for the Company, should require Access Persons to report personal securities transactions on an initial, quarterly and annual basis.

The Company’s investment adviser may adopt its own Code of Ethics, subject to the review and approval of the Board. Any subsequent material change to the investment adviser’s Code of Ethics must be approved by the Board.

In the event the Company’s investment adviser adopts its own Code of Ethics, the Board will review that code to ensure that, at a minimum, the following components are included:

●	the appointment of a compliance officer and alternate to review personal securities transactions of Access Persons;

●	the maintenance by the compliance officer of a current list of all Access Persons and Investment Personnel;

●	an initial holdings report within ten days of the start of employment of an Access Person;

●	a requirement that all Access Person are to report quarterly transactions within thirty days of the end of each quarter;

●	a requirement that all Access Persons report certain securities holdings on an annual basis;

●	a review procedure by the compliance officer of all Access Person reports.

●	a method by which Access Persons are disciplined and/or sanctioned for failure to adhere to the Code of Ethics including the failure by an Access Person to submit reports on a timely basis;

●	a procedure in place whereby Investment Personnel receive pre-clearance for an investment in an IPO or a Limited Offering; and

●	a procedure in place whereby Access Persons receive pre-clearance for any purchases or sales of securities of the Company.

The Company Organization may combine its Code of Ethics with other trading policies and procedures. However, in the event the Code of Ethics conflicts with the Company Organization’s trading policies and procedures, the terms of the Code of Ethics shall prevail.

The Company will file all Codes of Ethics with its registration statement on Form N-2.

4. ANNUAL ISSUES AND CERTIFICATION REPORT

The Company’s investment adviser is required to periodically report to the Board on issues raised under its Code of Ethics. Specifically, on an annual basis (see paragraph 6 below), it must provide the Board (i) a written report that describes issues that arose during the previous year under the Code of Ethics including material code or procedure violations and sanctions imposed in response to those material violations and; (ii) a certification that it has adopted procedures reasonably necessary to prevent its Access Persons from violating its Code of Ethics.

5. INITIAL CERTIFICATION

On behalf of the Company’s investment adviser, the following duly authorized representative thereof certifies that:

It has adopted its own Code of Ethics which is attached to this Certification. Further, it acknowledges and certifies that it has adopted procedures reasonably necessary to prevent its Access Persons from violating its Code of Ethics.

Acknowledged and Certified:

By: ___________________________________________

Name: _________________________________________

Title:__________________________________________

Date: __________________________________________

Name of Investment Advisor:___________________________________________

(The investment adviser)

Name of Compliance Officer:__________________________________________

Name of Alternate Officer:____________________________________________

Name of Company:_____________________________________________________

6. ANNUAL RE-CERTIFICATION

(To be certified before each annual review meeting of the Board of Directors)

☐	The Company’s investment adviser has had no material violations of its Code of Ethics or the procedures adopted to implement its Code of Ethics, other than those specified on the attached report.

☐	The Company’s investment adviser acknowledges and certifies that it has procedures in place reasonably necessary to prevent Access Persons from violating its Code of Ethics.

☐	The Company’s investment adviser has materially changed its Code of Ethics, the revised Code of Ethics was sent to the Board immediately for its approval and the Board approved the revised Code of Ethics within six months of the material change.

Acknowledged and Certified:

By:________________________________________________

Name:______________________________________________

Title:_______________________________________________

Date:_______________________________________________

Name of Investment Advisor: _____________________________

(The investment adviser)

Name of Compliance Officer:______________________________

Name of Alternate Officer:________________________________

Name of Company:______________________________________